Exhibit 99.1

FOR IMMEDIATE RELEASE	November 8, 2011

Parkvale Financial Corporation, Monroeville, PA

announces earnings for the first quarter of fiscal 2012

Parkvale Financial Corporation (NASDAQ: PVSA) reported net income for the quarter ended September 30, 2011 of $1.4 million compared to net income of $2.2 million for the quarter ended September 30, 2010. Income available to common shareholders, after the payment of dividends on preferred stock, was $963,000 or $0.17 per diluted common share for the quarter ended September 30, 2011 compared to $1.8 million or $0.33 per diluted common share for the quarter ended September 30, 2010. The decrease in net income for the September 30, 2011 quarter primarily reflects a $1.2 million reduction in gain on sale of assets and a $624,000 decrease in net interest income. These factors were partially offset by a $996,000 decrease in non-cash debt security impairment charges and a $219,000 decrease in non-interest expense. The decrease in net interest income was attributed to the reinvestment of funds into short-term lower yielding government and agency securities and an increase in cash balances at the Federal Reserve. The lower non-interest expense was due primarily to a $365,000 decrease in compensation expense and a $309,000 decrease in FDIC insurance premium expense as a result of the FDIC’s revised deposit insurance rates effective April 1, 2011, offset by $325,000 of costs related to the pending merger with F.N.B. Corporation.

Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Tri-State area and assets of $1.8 billion at September 30, 2011.

(Condensed Consolidated Statements of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr.	Gilbert A. Riazzi
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4804
Email: gil.riazzi@parkvale.com

PARKVALE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands except per share data)

(Unaudited)

	Three months ended September 30,
	2011	2010
Total interest income	$14,842	$16,839
Total interest expense	6,607	7,980

Net interest income	8,235	8,859
Provision for loan losses	1,122	1,034

Net interest income after provision for losses	7,113	7,825
Net impairment (losses) recognized in earnings	—	(996)
Other noninterest income	2,603	4,082
Total noninterest expense	7,831	8,050

Income before income taxes	1,885	2,861
Income tax expense	525	638

Net income	1,360	2,223
Preferred stock dividend	397	397

Income to common shareholders	$963	$1,826

Net income per basic common share	$0.17	$0.33
Net income per diluted common share	$0.17	$0.33
Cash dividends declared per common share	$0.02	$0.02

SELECTED FINANCIAL DATA

(Dollar amounts in thousands except per share data)

	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010
Total assets	$1,797,958	$1,806,556	$1,819,632
Total deposits	1,488,127	1,484,924	1,480,482
Total loans, net of allowance	965,032	983,996	1,014,608
Loan loss allowance	18,663	18,626	19,624
Nonperforming loans and foreclosed real estate	36,348	31,246	36,476
Ratio to total assets	2.02%	1.73%	2.00%
Allowance for loan losses as a % of gross loans	1.90%	1.86%	1.90%
Total shareholders’ equity	$125,002	$124,214	$118,397

OTHER SELECTED DATA

	Three months ended September 30,
	2011	2010
Average yield earned on all interest-earning assets	3.55%	3.95%
Average rate paid on all interest-bearing liabilities	1.58%	1.86%
Average interest rate spread	1.97%	2.09%
Net yield on average interest-earning assets	1.97%	2.08%
Return on average assets	0.30%	0.48%
Return on average equity	3.94%	6.68%
Other expenses to average assets	1.69%	1.74%